PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                 Exhibit 11

COMPUTATION OF EARNINGS PER SHARE

(In thousands except per share amounts)
                                                 1993      1992      1991
                                                 ----      ----      ----

 * AVERAGE COMMON SHARES OUTSTANDING            70,642    70,453    69,454
                                             =========  ========   ========


 INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                         $ 187,900   301,600    272,900

   Per common share                          $    2.66      4.28       3.93


 CUMULATIVE EFFECT OF ACCOUNTING CHANGES     $       -   (79,900)         -

   Per common share                          $       -     (1.13)         -

 NET INCOME                                  $ 187,900   221,700    272,900

   Per common share                          $    2.66      3.15       3.93

* Average common shares outstanding have been revised for all periods presented to give effect to the May 1992 two-for-one stock split.
